Exhibit 5.2

September 26, 2012

Matter No.:475270

Doc Ref: 1902096

Direct Line: 441 299 4902

E-mail: david.doyle@conyersdill.com

Argo Group International Holdings, Ltd.

110 Pitts Bay Road

Pembroke HM08

Bermuda

Dear Sirs

Argo Group International Holdings, Ltd. (“Company”)

We have acted as special Bermuda legal counsel to the Company in connection with the Registration Statement on Form S-3 (“Registration Statement”) filed by Argo Group US, Inc. and the Company on September 18, 2012 with the Securities and Exchange Commission (“Commission”) under the U S Securities Act of 1933, as amended (“Securities Act”), relating to debt securities of the Company, the related guarantee of the Company (“Guarantee”) and certain other securities (collectively, “Securities”). $143,750,000 in aggregate principal amount of Argo Group US, Inc.’s 6.5% Senior Notes due 2042 (“Notes”), unconditionally guaranteed by the Company, were offered and sold under the Registration Statement, including a prospectus, dated September 18, 2012, as supplemented by a preliminary prospectus supplement and a final prospectus supplement, each dated September 18, 2012 (together, “Prospectus”), pursuant to the terms of an Underwriting Agreement dated September 18, 2012 (“Underwriting Agreement”) among the Company, the Company and the several underwriters named therein. The Notes were issued pursuant to the Indenture, dated as of September 25, 2012 (“Indenture”), by and among Argo Group US, Inc. and the Company, and Wells Fargo Bank, N.A., as trustee (“Trustee”), as supplemented by the Supplemental Indenture among such parties, dated September 25, 2012 (“Supplemental Indenture”).

For the purposes of giving this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Registration Statement;

(ii)	the Indenture(including the Guarantee);

(iii)	the Supplemental Indenture;

(iv)	the Underwriting Agreement; and

(v)	a draft of the Notes.

The documents listed in items (ii) through (iv) above are herein sometimes collectively referred to as the "Documents" (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and bye-laws of the Company, each certified by the Assistant Secretary of the Company on September 26, 2012, a copy of the minutes of a meeting of the board of directors of the Company held on August 7, 2012, and unanimous written resolutions of the board of directors of the Company dated September 17, 2012, each certified by the Assistant Secretary of the Company on September 26, 2012 (“Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinions set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Indenture by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby, (e) the due execution of the Notes by each of the parties thereto and the delivery thereof by each of the parties thereto, and the due authentication of the Notes by the Trustee, (f) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us, (g) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect under the laws of the State of New York in the United Sates of America (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms, (j) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Documents to the non-exclusive jurisdiction of State of New York in the United States of America (“Foreign Courts”), (k) that none of the parties to the Documents, other than the Company, carries on business from premises in Bermuda at which it employs staff and pays salaries and other expenses, (l) at the time of issue of the Notes, the Bermuda Monetary Authority will not have revoked or amended its general consent dated June 1, 2005, and (m) at the time of issue of the Notes, the Company will be able to pay its liabilities as they become due.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, merger, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment, which purports to fetter the statutory powers of the Company or which purports to establish the exclusive jurisdiction of any courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Notes by Argo Group US, Inc. and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1. The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2. When the Notes have been duly executed by Argo Group US, Inc. and authenticated by the Trustee as provided in the Indenture and shall have been duly delivered to the purchasers thereof against payment of the agreed consideration therefor as provided in the Underwriting Agreement, the Guarantee will be validly issued and will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated September 26, 2012. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours faithfully

/s/ CONYERS DILL & PEARMAN LIMITED

CONYERS DILL & PEARMAN LIMITED

4